Exhibit 99






SWIFT ENERGY ANNOUNCES RECORD THIRD QUARTER RESULTS:

   EARNINGS INCREASE 85% TO A RECORD $50.8 MILLION ($1.68/SHARE);
   --------------------------------------------------------------

   PRODUCTION INCREASES BY 39% TO A RECORD 18.8 BCFE; AND
   ------------------------------------------------------

   2006 PRODUCITON GUIDANCE IS INCREASED
   -------------------------------------


HOUSTON, November 2, 2006 - Swift Energy Company (NYSE: SFY) announced today record net income of $50.8 million in the third quarter of 2006, or $1.68 per diluted share, an 85% increase compared to $27.5 million in net income, or $0.92 per diluted share, earned in the hurricane-affected third quarter of 2005. Adjusted cash flow from operations (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to net cash provided by operating activities of $126.9 million) increased 80% to $123.9 million, or $4.10 per diluted share, compared to $68.8 million, or $2.31 per diluted share, for the third quarter of 2005.

Production increased 39% for the third quarter of 2006 to a record 18.8 billion cubic feet equivalent ("Bcfe") from the 13.5 Bcfe produced in the hurricane-affected third quarter of 2005 and increased 15% sequentially from the
16.3 Bcfe produced in the second quarter of 2006. Third quarter 2006 production included record domestic production of 15.2 Bcfe, a 67% increase, and 3.5 Bcfe produced in New Zealand, a 19% decrease, in both cases when compared to production in the same period in 2005.

Terry Swift, Chairman and CEO of Swift Energy, commented, "I am pleased to report that Swift Energy had record production and earnings for the third quarter 2006, showcasing the opportunities and embedded value in our operations. The Lake Washington Field averaged over 18,500 net barrels of oil equivalent per day of production for the third quarter 2006, surpassing our expected year-end exit rate. As a result of activity-to-date, plus our recent Louisiana acquisitions, we are increasing our 2006 annual production guidance to 70 to 71 Bcfe, from our previous guidance of 68 to 70.5 Bcfe for the year.

Within the next six months, Swift Energy expects to begin targeting additional high impact opportunities in the Bay de Chene Field, which have been identified using our regional 3D seismic database in South Louisiana. We are also eager to integrate the five additional fields from our recent acquisition into our expanding opportunity set at Swift Energy."


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
SWIFT/2


Nine-Month Results for 2006

Through the first three quarters of 2006, Swift Energy had record production totaling 51.6 Bcfe, an increase of 15% from 44.9 Bcfe produced last year during the same period. Total revenues for the first nine months of 2006 were $456.8 million, up 52% from $300.8 million during the same period of 2006. During the first nine months of 2006, net income increased 56% to $126.3 million ($4.20 per diluted share) from $81.1 million ($2.77 per diluted share) in the first nine months of 2005. Cash flow before changes in working capital (a non-GAAP measure, see reconciliation on page 6) increased 55% in the first nine months of 2006 to $315.7 million ($10.50 per diluted share) from $203.3 million ($6.94 per diluted share) in the same period in 2005. Net cash provided by operating activities for the first nine months of 2006 increased 41% to $310.7 million ($10.33 per diluted share) from $220.5 million ($7.53 per diluted share) in the 2005 period. Increased revenues, net income and cash flow in 2006 are primarily the result of our overall increased levels of production and higher crude oil and natural gas liquids prices.

Revenues and Expenses

Total revenues for the third quarter of 2006 increased 72% to $173.5 million from the $100.9 million of revenues generated in the third quarter of 2005. This increase is attributable to higher commodity prices and increased levels of domestic crude oil production.

Lease operating expenses, before severance and ad valorem taxes, were $0.69 per thousand cubic feet equivalent ("Mcfe") in the third quarter of 2006, a decrease of 24% compared to $0.91 per Mcfe for these expenses in the third quarter of 2005. The decrease in lease operating expenses was primarily due to the $2.8 million, or $0.15 per Mcfe, resulting from the difference between the final confidential settlement amount of all of our property damage insurance claims related to Hurricanes Katrina and Rita and our lease operating expense related insurance receivable previously recorded.

General and administrative expenses remained essentially flat at $0.43 per Mcfe produced during the third quarter of 2006 compared to the same period in 2005, which were negatively impacted during this quarter last year on a per Mcfe basis primarily because of deferred production from the hurricanes. Depreciation, depletion and amortization expense of $2.45 per Mcfe in the third quarter of 2006 increased from $1.77 per Mcfe in the comparable period in 2005, primarily as a result of increased production, increased estimates for future development costs and additional capital expenditures during the preceding twelve months. Interest expense per unit of production decreased 33% to $0.31 per Mcfe in the third quarter 2006 compared to $0.46 per Mcfe for the same period in 2005. Also, severance and ad valorem taxes in the third quarter of 2006 were up appreciably to $0.99 per Mcfe from $0.72 per Mcfe in the comparable period in 2005 due to higher commodity prices and increased crude oil production in Louisiana.

Production & Pricing

Swift Energy's record production during the third quarter of 2006 totaled 18.8 Bcfe, an increase of 39% from the 13.5 Bcfe produced in the same quarter of 2005 and an increase of 15% when compared to production in the second quarter of 2006. Third quarter 2006 domestic production increased 67% to a record 15.2 Bcfe from the 9.1 Bcfe produced in the hurricane-affected third quarter in 2005, primarily due to increased production from the South Louisiana region. Due to the hurricanes, approximately 2.9 Bcfe to 3.1 Bcfe of domestic production was deferred from the third quarter of 2005. Third quarter domestic production was also 16% higher than comparable production in the second quarter 2006 principally due to higher levels of production primarily from the  Newport  area



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SWIFT/3


in the Lake Washington field. Third quarter 2006 New Zealand production of 3.5 Bcfe decreased 19% from production in the same quarter in 2005 but increased 12% from levels in the prior quarter due to additional crude oil liftings occurring in the third quarter 2006. As a result of our domestic production increases, 71% of Swift Energy's third quarter 2006 production was liquid hydrocarbons, consisting of 64% crude oil and 7% natural gas liquids.

In the third quarter of 2006, Swift Energy realized an aggregate global average price of $9.24 per Mcfe, an increase of 24% from third quarter 2005 price levels when the global price averaged $7.48 per Mcfe. Domestically, the Company realized an aggregate average price of $10.10 per Mcfe, an increase of 13% over the $8.96 received in the third quarter of 2005. Average domestic crude oil prices during the third quarter of 2006 increased 17% to $69.54 per barrel from $59.44 per barrel realized in the same period in 2005. For the same periods, average domestic natural gas prices declined 21% to $6.07 per thousand cubic feet ("Mcf") from $7.68 during the same period in 2005. Prices for natural gas liquids ("NGL") domestically averaged $42.37 per barrel in the third quarter of 2006, a 4% increase over third quarter 2005 NGL prices.

In New Zealand, Swift Energy realized an average price of $5.54 per Mcfe in the third quarter of 2006, a 26% increase over the $4.41 average received in the third quarter 2005. The Company's New Zealand based McKee blend crude oil sold for an average $70.49 per barrel during the third quarter of 2006 compared to $61.23 per barrel in the same period in 2005. Meanwhile, the Company had an average realized price of $3.04 per Mcf for its New Zealand natural gas in the third quarter of 2006, a 1% decrease from the $3.08 per Mcf received in the comparable 2005 period, and its NGL contracts yielded an average price of $20.09 per barrel for the third quarter 2006 compared to $19.50 per barrel in the third quarter of 2005, or a 3% increase.

Operations Update

Swift Energy successfully completed 11 of 14 wells in the third quarter of 2006. Domestically, the Company completed 9 of 11 development wells, for a success rate of 82% for the third quarter of 2006. In the Company's South Louisiana region, Swift Energy successfully completed 5 of 7 development wells. Swift Energy successfully completed 4 of 5 development wells in the Lake Washington area, including one successful non-operated well. Swift Energy also completed 2 of 2 development wells in Cote Blanche Island and had 1 unsuccessful well in Bay de Chene. Additionally, the Company successfully completed 3 development wells targeting the Olmos sand in its AWP area in McMullen County, Texas.

The fourth well at the Newport prospect (SL 17990 #8 well) was completed and tested in three separate zones and is undergoing production testing for reservoir engineering data in each of these three zones to obtain additional production and pressure data. A fifth well at the Newport prospect (SL 17990 #9) was drilled and completed in the third quarter of 2006. The SL 17990 #9 well encountered 5 sands with 327 feet of net pay (TVD) with 52 feet of net pay in a newly encountered sand and had a maximum production test rate of 7,989 barrels of oil equivalent per day ("Boe/d") on a 48/64-inch choke with a flowing tubing pressure of 1,969 psi from this sand. This newly encountered sand is located just below the set of four other sands previously seen in the Newport prospect. The Company is currently drilling the SL 18907 #2 well in the Newport prospect and plans to drill one more operated Newport well in 2006. Additionally, a non-operated well (SL 17990 #1), which Swift Energy has a 50% working interest in the completed horizon, was successfully drilled and completed in a recently formed unit in the Newport area and is producing greater than 1,000 Boe/d. Swift Energy also has a 50% working interest in another non-operated well currently being drilled in the unitized horizons at Newport with at least one more non-operated well expected to be drilled this year.

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SWIFT/4


Swift Energy has 1 barge rig currently operating in the Lake Washington Field, which is scheduled for routine maintenance in the fourth quarter of 2006. The Company has 3 barge rigs operating in the Bay de Chene Field, one of which will move to Lake Washington following its current well. Swift Energy has contracted for a fifth barge rig for 4 months and it is expected to commence drilling in the Bay de Chene area late in the fourth quarter of 2006. Additionally, the Company has 2 rigs operating in South Bearhead Creek.

In New Zealand, Swift Energy drilled 3 wells and was successful on 1 well and suspended operations on another. The Company drilled 2 wells targeting the Tikorangi limestone formation in the TAWN area and completed the Waihapa H-1 well, which is currently on production. The Waihapa 4ST well was suspended for mechanical reasons until 2007. The Kowhai A-1 exploration well was drilled on PEP 38742 in the northern Taranaki basin and was unsuccessful. The Trapper A-1 well, which had previously been plugged back from non-commercial deeper horizons, was planned to be completed in the Tikorangi formation but is now being plugged and abandoned due to mechanical reasons. Plans are underway to complete the Goss well in the Tikorangi formation for testing and evaluation.

Acquisition Updates

Swift Energy has closed on the acquisition of certain additional interests (for approximately $9.5 million) of several wells outstanding from the previously announced acquisition of properties from BP America Production Company, the majority of which closed on October 2, 2006. To date, the Company has closed on approximately $169 million worth of properties related to this acquisition. A few wells remain outstanding in this transaction.

Additionally, the Company has acquired the virtually all of the outstanding interest in the South Bearhead Creek field, located in Beauregard Parish, Louisiana from undisclosed sellers. Approximately 5.2 Bcfe of reserves were acquired for $4.5 million effective November 1, 2006. Swift Energy now has nearly 100% of the working interest in South Bearhead Creek Field.

Earnings Conference Call

Swift Energy will conduct a live conference call today, November 2, at 9:00 a.m. CST to discuss third quarter 2006 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on November 2 through November 9, by dialing 973-341-3080 and using pin #7762714. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company's website.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable and possible reserves," that the SEC's guidelines strictly prohibit us from including in filings with the SEC.

This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies; inherent risks in oil and gas



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
SWIFT/5

operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, hurricanes or tropical storms, engineering and geologic information and changes in market conditions.


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
SWIFT/6



                              SWIFT ENERGY COMPANY
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)
         (In Thousands Except Production, Per Share, and Price Amounts)

                                                      Three Months Ended                       Nine Months Ended
                                                         September 30,                            September 30,
                                                     2006          2005                         2006          2005
                                                     ----          ----      Percent            ----          ----     Percent
                                                                             Change                                    Change
                                                                             -------                                   -------
Revenues:
Oil & Gas Sales                                     $ 173,369     $ 101,008     72%          $ 453,316     $ 301,451      50%
Other                                                      90         (154)     NM               3,490          (677)     NM
                                                    ---------     ---------                  ---------     ----------
Total Revenue                                       $ 173,459     $ 100,854     72%          $ 456,805     $ 300,774      52%

Net Income                                          $  50,812     $  27,507     85%          $ 126,295     $  81,078      56%
Basic EPS                                           $    1.74     $    0.96     81%          $    4.33     $    2.86      52%

Diluted EPS                                         $    1.68     $    0.92     82%          $    4.20     $    2.77      52%

Net Cash Provided By
  Operating Activities                              $ 126,927     $  91,176     39%          $ 310,683     $ 220,460      41%

Net Cash Provided By
  Operating Activities, Per Diluted Share           $    4.21     $    3.06     37%          $   10.33     $     7.53     37%

Cash Flow Before Working Capital
   Changes(1) (non-GAAP measure)                    $ 123,877     $   68,821    80%          $  315,660    $  203,344     55%
Cash Flow Before Working
   Capital Changes, Per Diluted Share               $    4.10     $     2.31    78%          $    10.50    $     6.94     51%

Weighted Average
  Shares Outstanding  (Diluted)                        30,184         29,786     1%              30,063        29,294      3%

EBITDA(1) (non-GAAP measure)                         $134,025     $   73,158    83%          $  338,427    $  220,682     53%

Production (Bcfe):                                       18.8           13.5    39%                51.6          44.9     15%

  Domestic                                               15.2            9.1    67%                41.1          32.0     28%
  New Zealand                                             3.5            4.4   (19%)               10.5          12.9    (18%)

Realized Price ($/Mcfe):                                $9.24          $7.48    24%               $8.78         $6.71     31%
  Domestic                                             $10.10          $8.96    13%               $9.81         $7.75     27%
  New Zealand                                           $5.54          $4.41    26%               $4.76         $4.13     15%



(1) See reconciliation on page 6. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

                    Note: Items may not total due to rounding

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SWIFT/7


                              SWIFT ENERGY COMPANY
                 Reconciliation of GAAP (a) to non-GAAP Measures
                                   (Unaudited)
                                 (In Thousands)

Below is a reconciliation  of EBITDA to Net Income and a reconciliation  of Cash
Flow  Before  Working   Capital  Changes  to  Net  Cash  Provided  by  Operating
Activities.

                                                                                    Three Months Ended
                                                                        September 30, 2006         September 30, 2005
                                                                        ------------------         ------------------

NET INCOME TO EBITDA RECONCILIATIONS:

   Net Income                                                                     $ 50,812                   $ 27,507    85%
   Provision for Income taxes                                                       31,398                     15,395
   Interest Expense, Net                                                             5,776                      6,194
   Depreciation, Depletion & Amortization(b)                                        46,039                     24,062
                                                                                 ---------                   --------
   EBITDA                                                                       $  134,025                  $  73,158    83%
                                                                                ==========                  =========


                                                                                   Nine Months Ended
                                                                        September 30, 2006         September 30, 2005
                                                                        ------------------         ------------------

   Net Income                                                                     $126,295                   $ 81,078    56%
   Provision for Income taxes                                                       73,879                     43,361
   Interest Expense, Net                                                            17,436                     18,825
   Depreciation, Depletion & Amortization & ARO (b)                                120,817                     77,419
                                                                                  --------                   --------
EBITDA                                                                           $ 338,427                  $ 220,682    53%
                                                                                 =========                  =========


                                                                                   Three Months Ended
                                                                        September 30, 2006         September 30, 2005
                                                                        ------------------         ------------------
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities                                         $126,927                $    91,176    39%
  Changes in Assets and Liabilities:
  Increase/(Decrease) in Accounts Receivable                                         5,456                   (19,901)
   Increase in Accounts Payable and Accrued Liabilities                            (6,888)                      (626)
   Decrease in Income Taxes Payable                                                    211                         --
   Increase in Accrued Interest                                                    (1,830)                    (1,830)
                                                                                   -------                 ----------
Cash Flow Before Working Capital Changes                                          $123,877                $    68,821    80%
                                                                                  ========                ===========

                                                                                   Nine Months Ended
                                                                        September 30, 2006         September 30, 2005
                                                                        ------------------         ------------------
Net Cash Provided by Operating Activities                                       $  310,683                $   220,460    41%
  Changes in Assets and Liabilities:
   Increase/(Decrease) in Accounts Receivable                                       14,548                   (15,162)
   Increase in Accounts Payable and Accrued Liabilities                            (7,404)                      (739)
   Increase in Income Taxes Payable                                                  (338)                       (88)
   Increase in Accrued Interest                                                    (1,828)                    (1,127)
                                                                               -----------                 ----------
Cash Flow Before Working Capital Changes                                      $    315,660                $   203,344    55%
                                                                              ============                ===========

(a) GAAP--Generally Accepted Accounting Principles
(b) Includes accretion of asset retirement obligation

                    Note: Items may not total due to rounding

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SWIFT/8

                              SWIFT ENERGY COMPANY
                        SUMMARY BALANCE SHEET INFORMATION
                                   (Unaudited)
                                 (In Thousands)


                                                               As of                                 As of
                                                            September 30, 2006                  December 31, 2005
                                                            ------------------                  -----------------


        Assets:
Current Assets:
  Cash and Cash Equivalents                                       $ 95,118                           $ 53,005
  Other Current Assets                                             117,244                             62,050
                                                                   -------                             ------
    Total Current Assets                                           212,362                            115,055

Oil and Gas Properties                                           2,063,835                          1,819,420
Other Fixed Assets                                                  26,702                             15,313
Less-Accumulated DD&A                                            (875,820)                          (755,699)
                                                                 ---------                          ---------
                                                                 1,214,717                          1,079,034
Other Assets                                                         9,424                             10,324
                                                                 ---------                             ------
                                                                $1,436,503                         $1,204,413
                                                                ==========                         ==========

         Liabilities:
Current Liabilities                                             $  117,553                          $  98,421
Long-Term Debt                                                     350,000                            350,000
Deferred Income Taxes                                              196,798                            129,307
Asset Retirement Obligation                                         20,089                             19,095
Lease Incentive Obligation                                           1,788                                271
Stockholders' Equity                                               750,275                            607,318
                                                                ----------                        -----------
                                                               $ 1,436,503                        $ 1,204,413
                                                               ===========                        ===========


                    Note: Items may not total due to rounding

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
SWIFT/9

                              SWIFT ENERGY COMPANY
                      SUMMARY INCOME STATEMENT INFORMATION
                                   (Unaudited)
                      In Thousands Except Per Mcfe Amounts

                                                          Three Months Ended                    Nine Months Ended

                                                     Sept. 30, 2006       Per Mcfe       Sept. 30, 2006          Per Mcfe
                                                  --------------------  ------------    -------------------  -------------
Revenues:
  Oil & Gas Sales                                   $          173,369   $      9.24      $          453,316    $     8.78
  Other Revenue                                                     90          0.01                   3,490          0.07
                                                                    --          ----                 -------          ----
                                                               173,459          9.25                 456,805          8.85
                                                               -------          ----                 -------          ----

Costs and Expenses:
  General and administrative, net                                8,018          0.43                  23,323          0.45
  Depreciation, Depletion & Amortization                        45,868          2.45                 120,151          2.33
  Accretion of asset retirement obligation
       (ARO)                                                       172          0.01                     666          0.01
  Lease Operating Costs                                         12,926          0.69                  45,844          0.89
  Severance & Other Taxes                                       18,490          0.99                  49,211          0.95
  Interest Expense, Net                                          5,776          0.31                  17,436          0.34
                                                                 -----          ----                  ------          ----
    Total Costs & Expenses                                      91,250          4.86                 256,631          4.97
                                                                ------          ----                 -------          ----


Income before Income Taxes                                      82,209          4.38                 200,174          3.88
Provision for Income Taxes                                      31,398          1.67                  73,879          1.43
                                                                ------          ----                  ------          ----
Net Income                                          $           50,812   $      2.71      $          126,295    $     2.45
                                                                ======          ====                 =======          ====


Additional Information:
  Capital Expenditures                              $          107,452                    $          291,308
  Capitalized Geological & Geophysical              $            7,102                    $           18,472
  Capitalized Interest Expense                      $            2,231                    $            6,559
  Deferred Income Tax                               $           26,071                    $           67,169


                    Note: Items may not total due to rounding

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SWIFT/10

                              SWIFT ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                                 (In Thousands)

                                                                                               Nine Months Ended,
                                                                                          Sept. 30, 2006            Sept. 30, 2005
                                                                                          --------------            --------------
Cash Flows From Operating Activities:
    Net Income                                                                         $        126,295          $        81,078
    Adjustments to Reconcile Net Income to Net Cash
         Provided by Operating Activities -
    Depreciation, Depletion, and Amortization                                                   120,151                   76,853
    Accretion of Asset Retirement Obligation (ARO)                                                  666                      566
    Deferred Income Taxes                                                                        67,169                   42,611
    Stock-based Compensation                                                                      5,057                    1,006
    Other                                                                                       (3,678)                    1,231
    Change in Assets and Liabilities -
        (Increase)/Decrease in Accounts Receivable                                             (14,548)                   15,162
        Increase in Accounts Payable and Accrued                                                  7,404                      739
         Liabilities
        Increase in Income Taxes Payable                                                            338                       88
        Increase in Accrued Interest                                                              1,828                    1,127
                                                                                        ---------------           --------------

Net Cash Provided by Operating Activities                                                       310,683                  220,460
                                                                                        ---------------           --------------

Cash Flows From Investing Activities:
  Additions to Property and Equipment                                                         (291,308)                (158,125)
  Proceeds from the Sale of Property and Equipment                                               20,336                    2,387
  Net Cash Distributed as Operator of Oil & Gas Properties                                      (4,194)                  (2,184)
  Net Cash Received/(Distributed) as
         Operator of Partnerships and Joint Ventures                                                855                    (468)
  Other                                                                                            (31)                       64
                                                                                        ----------------          --------------

Net Cash Used in Investing Activities                                                         (274,342)                (158,325)
                                                                                        ----------------          --------------

Cash Flows From Financing Activities:
  Net Payments of Bank Borrowings                                                                   ---                  (7,500)
  Net Proceeds from Issuance of Common Stock                                                      4,289                    6,329
  Excess Tax Benefits from stock-based Awards                                                     1,484                      ---
                                                                                        ---------------           --------------

Net Cash (used in) Provided by Financing Activities                                               5,773                  (1,171)
                                                                                        ---------------           --------------

Net Increase in Cash and Cash Equivalents                                                        42,113                   60,964

Cash and Cash Equivalents at the Beginning of the Period                                         53,005                    4,920
                                                                                        ---------------           --------------

Cash and Cash Equivalents at the End of the Period                                      $        95,118         $         65,884
                                                                                         ==============         ================


                    Note: Items may not total due to rounding


                                     -more-

SWIFT/11

                              SWIFT ENERGY COMPANY
                             OPERATIONAL INFORMATION
               QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                                   (Unaudited)

                                                             Three Months Ended                    Three Months Ended
                                                                                           Percent                        Percent
                                                         Sept. 30,         June 30,        Change        Sept. 30,         Change
                                                         ---------         --------        -------       ---------         ------
                                                          2006              2006                          2005
                                                          ----              ----                          ----
Total Company Production:
   Oil & Natural Gas Equivalent (Bcfe)                     18.76            16.28               15%       13.50               39%
    Natural Gas (Bcf)                                       5.49             5.63              (3%)        5.92              (7%)
    Crude Oil (MBbl)                                       1,992            1,636               22%       1,059               88%
    NGL (MBbl)                                              220              138                59%        204                 8%

Domestic Production:
   Oil & Natural Gas Equivalent (Bcfe)                     15.22            13.10               16%        9.11               67%
   Natural Gas (Bcf)                                        3.32             3.36              (1%)        2.85               17%
   Crude Oil (MBbl)                                        1,825            1,554               17%        925                97%
   NGL (MBbl)                                               159               70               125%        119                33%

New Zealand Production:
       Oil & Natural Gas Equivalent (Bcfe)                  3.54             3.17               12%        4.38             (19%)
   Natural Gas (Bcf)                                        2.17             2.27              (5%)        3.07             (30%)
   Crude Oil (MBbl)                                         168               82               105%        134                25%
   NGL (MBbl)                                                61               68              (10%)         84              (28%)


Total Company Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     9.24       $     8.91             4%     $     7.48            24%
   Natural Gas ($/Mcf)                                   $     4.87       $     4.79             2%     $     5.29           (8%)
   Crude Oil ($/Bbl)                                     $   69.62        $   69.63              --     $   59.66             17%
   NGL ($/Bbl)                                           $   36.18        $   29.72             22%     $   31.84             14%

Domestic Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $   10.10        $   10.02              1%     $     8.96            13%
   Natural Gas ($/Mcf)                                   $     6.07       $     6.12           (1%)     $     7.68          (21%)
   Crude Oil ($/Bbl)                                     $   69.54        $   69.40              --     $   59.44             17%
   NGL ($/Bbl)                                           $   42.37        $   40.85              4%     $   40.58              4%

New Zealand Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $     5.54       $     4.32            28%     $     4.41            26%
   Natural Gas ($/Mcf)                                   $    3.04        $    2.83              7%     $    3.08            (1%)
   Crude Oil ($/Bbl)                                     $   70.49        $   73.90            (5%)     $   61.23             15%
   NGL ($/Bbl)                                           $   20.09        $   18.14             11%     $   19.50              3%


                                     -more-

SWIFT/12

                              SWIFT ENERGY COMPANY
                        FOURTH QUARTER AND FULL YEAR 2006
                               GUIDANCE ESTIMATES

                                                           Actual                 Guidance                    Guidance
                                                         For Third              For Fourth                    For Full
                                                        Quarter 2006            Quarter 2006                 Year 2006
Production Volumes (Bcfe)                                   18.8                18.5 - 19.3                 70.0 - 71.0
    Domestic Volumes (Bcfe)                                 15.2                15.8 - 16.3                 56.7 - 57.4
    New Zealand Volumes (Bcfe)                              3.5                 2.75 - 3.00                 13.3 - 13.6
Production Mix:
  Domestic
    Natural Gas (Bcf)                                       3.3                 3.75 - 4.00                 13.7 - 14.0
    Crude Oil  (MBbl)                                      1,825               1,840 - 1,870               6,705 - 6,735
    Natural Gas Liquids (MBbl)                              159                  170 - 180                   489 - 499
  New Zealand
    Natural Gas (Bcf)                                       2.2                 1.75 - 1.85                  8.9 - 9.0
    Crude Oil (MBbl)                                        168                 114 - 125                    487 - 498
    Natural Gas Liquids (MBbl)                               61                  52 - 65                     242 - 255
Product Pricing (Note 1):
Domestic Pricing:
    Natural Gas (per Mcf)
       NYMEX differential (Note 2)                        ($0.51)            ($0.75) - ($1.25)           ($1.25) - ($2.00)
    Crude Oil (per Bbl)
       NYMEX differential (Note 3)                        ($1.06)            ($2.75) - ($3.75)           ($3.00) - ($4.00)
    NGL (per Bbl)
       Percent of NYMEX Crude                               60%                  45% - 55%                    50% - 60%
New Zealand Pricing:
    Natural Gas (per Mcf) (Note 4)                         $3.04              $2.75   -  $3.00            $2.75 - $3.00
    Crude Oil (per Bbl)
        NYMEX differential (Note 3 & 5)                   ($0.11)            ($2.50) - $0.00             ($2.50) - $0.00
    NGL (per Bbl)
        Contract Price (Note 6)                            $20.09             $17.00 - $19.00            $17.00 - $19.00
Oil & Gas Production Costs:
  Domestic
    Lease Operating Costs (per Mcfe)                       $0.63              $0.90  -  $1.00            $0.90 -  $0.95
    Severance & Ad Valorem Taxes
        (as % of Revenue dollars)                          11.2%              11.5% - 12.5%              10.5% - 12.0%
  New Zealand
    Lease Operating Costs (per Mcfe)                       $0.93              $1.00  -  $1.05           $0.91 - $0.96
    Government Royalty
        (as % of Revenue dollars)                           6.3%              8.0% - 9.0%                7.0%  - 9.0%


                                     -more-

SWIFT/13

                              SWIFT ENERGY COMPANY
                        FOURTH QUARTER AND FULL YEAR 2006
                               GUIDANCE ESTIMATES
                (In Thousands Except Per Production Unit Amounts)

                                                           Actual                 Guidance                  Guidance
                                                         For Third               For Fourth                 For Full
                                                        Quarter 2006            Quarter 2006               Year 2006
Other Costs:
    G&A per Mcfe (Note 7)                                   $0.43              $0.45 -  $0.50           $0.45  -  $0.50
    Interest Expense per Mcfe                               $0.31              $0.37 -  $0.41           $0.34  -  $0.38
    DD&A per Mcfe                                           $2.45              $2.60 -  $2.70           $2.45  -  $2.50
Supplemental Information:
Capital Expenditures
    Operations                                            $ 79,631         $ 99,500 - $124,400        $390,500 - $415,000
    Acquisition/(Dispositions), net                       $ 18,488         $174,000 - $179,000        $155,000 - $160,500
Capitalized G&G (Note 8)                                  $ 7,102          $  6,500 - $  8,000        $ 23,000 - $ 25,500
Capitalized Interest                                      $ 2,231          $  2,000 - $  2,400        $  8,500 - $  9,000
Total Capital Expenditures                                $107,452         $282,000 - $313,800        $577,000 - $610,000

Basic Weighted Average Shares                              29,252              29,400 - 29,800          29,200 - 29,700
Diluted Computation:
    Weighted Average Shares                                30,184              30,300 - 30,80  0        30,100 - 30,700

Effective Tax Rate (Note 9)                                 38.2%               37.0% - 39.0%            37.0% - 38.0%
Deferred Tax Percentage                                      91%                  70% - 85%                90% - 98%



Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of domestic crude oil sales.
Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.
Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.
Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate.
Note 7: SFAS 123R has been adopted in the first quarter 2006 and is included in G&A Guidance.
Note 8: Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 9: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.


This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies, inherent risks in oil and gas operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on many factors, including existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, hurricanes and tropical storms, engineering and geologic information and changes in market conditions.


Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com